YAHOO! TO ACQUIRE MUSICMATCH

ACQUISITION FURTHERS YAHOO!'S COMMITMENT TO PROVIDING THE MOST COMPREHENSIVE SUITE OF MUSIC SERVICES FOR CONSUMERS, MARKETERS, ARTISTS AND LABELS

SIGNIFICANTLY WIDENS LAUNCH'S LEAD AS THE #1 ONLINE MUSIC DESTINATION


SUNNYVALE, Calif. & SAN DIEGO --Sept. 14, 2004-- Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, and Musicmatch, Inc., a leading provider of personalized music software and services, today announced they have signed a definitive agreement under which Yahoo! will acquire Musicmatch for a purchase price of approximately $160 million in cash.

"Yahoo! is committed to being a major player in digital music," said Terry Semel, chairman and chief executive officer, Yahoo! Inc. "This combination bolsters our strategy to capture the largest audience of consumers as they make the shift to digital music and supports Yahoo!'s goal to give consumers the greatest choice, control and flexibility in how they interact with their music. This acquisition is one of several product innovations and new initiatives in which Yahoo! will invest to build our music portfolio this year and in the future."

Founded in 1997, Musicmatch pioneered complete digital music management technology. Its assets include Musicmatch Jukebox software, which allows consumers to play, burn, download, discover, and organize an entire music collection; the online Musicmatch Radio network, which offers free and premium streaming access to more than 900,000 songs and more than 200 pre-programmed stations; and the Musicmatch Music Store a la carte song download service, which offers access to more than 700,000 tracks. Most recently, the company introduced the Musicmatch On Demand streaming music subscription service, providing unlimited access to more than 700,000 songs from any computer as well as legal music sharing through its innovative "Send to a Friend" feature. The Musicmatch Jukebox is available in ten languages, including Spanish, French and German.

The combination will substantially increase Yahoo!'s music reach from 12.9 million to an estimated 23 million listeners (Source: Nielsen//NetRatings, August 2004). This extensive reach within an active and engaged music audience will make Yahoo! even more compelling for advertisers and record labels.

"Our goal is to give consumers the music they want, how they want it, anywhere they want it. We believe Musicmatch provides a great music experience that will further extend our offerings. The combination of our strengths will help us execute on our vision of providing music fans the best and broadest suite of music products and services, from discovery to distribution to music management," said David Goldberg, vice president and general manager, music, Yahoo!. "This acquisition also gives Yahoo! a strong position in the digital music business, in both ad-supported media, such as radio and music videos, and on-demand distribution, with subscriptions and downloads."

Additionally, Yahoo! will gain a talented team with considerable expertise in digital music technology, complementing the strengths of our existing team and accelerating its future innovation capabilities.

Digital music sales are expected to grow rapidly in the near future, particularly with the increasing availability of broadband access. Music subscription sales are expected to grow from $113 million this year to $890 million in 2009, while digital downloads are anticipated to reach $803 million in 2009, compared to $158 million for 2004 (Source: Jupiter Research).

"We are very pleased to be joining the Yahoo! family," said Dennis Mudd, CEO and founder, Musicmatch, Inc. "By combining assets with LAUNCH, we believe that Musicmatch will have an even stronger position to take advantage of the rapidly growing digital music segment."

Upon completion of the acquisition, Musicmatch will become a wholly-owned subsidiary of Yahoo!. The transaction is subject to customary closing conditions, including regulatory approval. It is expected the transaction will be completed during the fourth quarter of 2004.

About Yahoo!

Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide and is the No. 1 Internet brand globally. Headquartered in Sunnyvale, Calif., Yahoo!'s global network includes 25 World properties and is available in 13 languages.

About LAUNCH

LAUNCH (http://launch.yahoo.com), the music destination on Yahoo!, offers the most comprehensive music-related content, features and information available online. LAUNCH provides a wide selection of streaming audio, the Web's largest collection of music videos, exclusive artist features and music news covering all genres of music to Yahoo! visitors. Additionally, LAUNCH offers a compelling radio experience with LAUNCHcast, which enables users to customize their own Internet radio station or listen to dozens of pre-programmed music channels in a variety of genres.

About Musicmatch

Musicmatch, Inc. is a leader in music software and services, helping people find, manage, enjoy and buy music that best matches their unique tastes. The company invented the digital jukebox concept in 1997 and since then has registered more than 60 million users of its best-selling Musicmatch(R) Jukebox. Musicmatch also has more than 225,000 subscribers to its popular music services, which include the Musicmatch(R) On Demand streaming music subscription service, the easiest way to create the perfect playlist; the Musicmatch(R) Music Store, the easiest way to discover and buy music; and Musicmatch Radio, featuring the world's most popular Internet radio station. With more than 700,000 songs available in its ever-expanding catalog, Musicmatch gives music lovers the freedom to enjoy music on their terms. For additional information, visit www.Musicmatch.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!'s proposed acquisition of Musicmatch, Inc., Yahoo!'s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of Yahoo! and Musicmatch to the transaction; Yahoo!'s ability to successfully integrate Musicmatch's operations and employees; Yahoo's ability to successfully make additional investments, product innovations and implement other initiatives; the failure of digital and subscription music sales and music downloads to grow as predicted; and general economic conditions. More information about potential factors that could affect Yahoo!'s business and financial results is included in Yahoo!'s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in Yahoo!'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the SEC and available at the SEC's website at www.sec.gov.

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Contact:
     Yahoo! Inc.
     Charlene English, 310-526-4340 (Media Relations) cenglish@yahoo-inc.com
     Nicki Dugan, 408-349-7361 (Media Relations) nicki@yahoo-inc.com
     Paul Hollerbach, 408-349-3578 (Investor Relations) paulh@yahoo-inc.com
     Cathy La Rocca, 408-349-5188 (Investor Relations) cathy@yahoo-inc.com or
     Bender Helper Impact PR (for Yahoo!)
     Brenda Ciccone, 310-694-3315 (Media Relations) brenda_ciccone@bhimpact.com or
     Musicmatch, Inc.
     Jason Klein, 858-485-4337 (Media Relations) jklein@musicmatch.com